EXHIBIT 99.1

For Immediate Release Thursday, May 8, 2003

LUXEMBURG BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE THREE MONTHS ENDED MARCH 31, 2003

Luxemburg, WI- May 8, 2003 --- Luxemburg Bancshares, Inc. parent company of the Bank of Luxemburg announced earnings for the first quarter of 2003 today.

Net income for the three months ended March 31, 2003 was $535,849 or $.97 per share as compared to $448,476 or $.82 per share for the three months ended March 31, 2002.  John Slatky, President of Luxemburg Bancshares, Inc. stated, “The primary reasons for the increase in income was higher than expected other operating income, including mortgage underwriting fees, loan servicing fees and gain on sale of loans.  Higher salaries and related employee benefits were the primary factors for the increase in total operating expenses.”

The earnings per common share are based on the weighted average number of shares of 552,473 in March 2003 as compared to 547,699 in March 2002.

Cautionary Note:  The matters discussed in this press release, including expectations regarding interest income, interest expense and net interest margin, operating results and net income are forward-looking statements that involve risks and uncertainties.  The assumptions and risk factors that cause actual results to differ materially include changes in interest rates or in the volume of earning assets and deposits, increases in non-performing of delinquent loans, increased competition, changes in the volume of loans originated for the secondary market and changes in the volume of sales of alternative investments by the company’s Raymond James Financial Services division, as well as those described from time to time in the Company’s SEC reports.

Luxemburg Bancshares, Inc. and the Bank of Luxemburg provide banking services to customers located in Luxemburg, Green Bay, Dyckesville and Casco from offices located in each community. The Company also provides financial planning and the sale of alternative investments to its customers in each community through the Company’s affiliation with Raymond James Financial Services.

FOR MORE INFORMATION ABOUT LUXEMBURG BANCSHARES, INC. CONTACT JOHN SLATKY AT 1-920-845-2345.

TABLES TO FOLLOW...

Luxemburg Bancshares, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended March 31,

	2003	2002
Total Interest Income	2,091,034	2,192,370
Total Interest Expense	775,536	967,603
Net Interest Margin	1,315,498	1,224,767
Provision for Loan Losses	150,000	61,000
Net Interest Income After Provision For Credit Losses	1,165,498	1,163,767
Total Other Income	769,221	478,799
Total Operating Expenses	1,154,588	1,001,358
Income Before Provision For Income Taxes	780,131	641,208
Provision for Income Taxes	244,282	192,732
Net Income	$ 535,849	$ 448,476

Basic Earnings Per Common Share	$.97	$.82
Weighted Average Common Shares Outstanding	552,473	547,699

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2003	December 31, 2002
Cash and Cash Equivalents	15,699,127	17,275,228
Investment Securities Available For Sale-Stated at Fair Value	13,613,291	14,296,159
Loans Held for Sale	1,885,784	475,400
Net Loans	119,970,206	115,480,006
Other Assets	6,876,224	6,641,028
Total Assets	$ 158,044,632	$154,167,821

Total Deposits	136,049,846	132,444,385
Other Liabilities	5,989,558	6,368,297
Total Liabilities	142,039,404	138,812,682
Total Stockholders’ Equity	16,005,228	15,355,139
Total Liabilities and Stockholders Equity	$ 158,044,632	$154,167,821

CONSOLIDATED STATEMENTS OF CASH FLOW

Three Months Ended March 31,

	2003	2002
Cash Provided by (Used in) Operating Activities	(788,012)	1,041,316
(Increase) Decrease in Loans	(4,709,204)	(1,979,529)
Increase (Decrease) in Deposits	3,605,461	(282,635)
Net Purchases of Securities Available for Sale	650,332	1,212,776
Other Investing & Financing Activities	(334,678)	(1,627.456)
Net Increase (Decrease) in Cash and Cash Equivalents	$(1,576,101)	$(1,635,528)

Note 1-Amounts have been derived from unaudited financial statements except for December 31, 2002 Audited balance sheet.